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Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
INVESTOR RELATIONS: Amy Carpi amy.carpi@jetblue.com Ph: 203 656-7651
CORPORATE COMMUNICATIONS: Gareth Edmonson-Jones gareth.edmondson-jones@jetblue.com Ph: 718 709-3089

JETBLUE ANNOUNCES PURCHASERS' EXERCISE OF OPTION
TO PURCHASE ADDITIONAL CONVERTIBLE NOTES

        New York, NY (July 14, 2003)—JetBlue Airways Corporation (Nasdaq: JBLU) today announced that the initial purchasers in its offering of $150 million principal amount of 3 1/2% Convertible Notes due 2033 have exercised their option to purchase an additional $25 million principal amount of the notes.    With the exercise of the initial purchasers' option, the aggregate net proceeds of JetBlue's offering of convertible notes will be approximately $170.7 million, after deducting the initial purchasers' discounts and estimated expenses of the offering. JetBlue will use these net proceeds for working capital and capital expenditures, including capital expenditures related to the purchase of aircraft and construction of facilities on or near airports. The offering of the notes, including the exercise of the initial purchasers' option, is expected to close on July 15, 2003.

        The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.

        This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

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JETBLUE ANNOUNCES PURCHASERS' EXERCISE OF OPTION TO PURCHASE ADDITIONAL CONVERTIBLE NOTES